UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2003

ENDOCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27212 (Commission File Number)	33-0618093 (IRS Employer Identification No.)

201 Technology Drive, Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 450-5400
(Registrant’s telephone number, including area code)

ITEM 5.     OTHER EVENTS

On April 14, 2003 and as previously reported by Endocare, Inc. (the “Company”) in a press release dated April 15, 2003, the Company sold its cardiac-related product manufacturing operations and licensed the related intellectual property to CryoCath Technologies Inc. (“CryoCath”). Under the terms of an Asset Purchase and Technology License Agreement, the Company transferred all of its manufacturing assets and inventory related to the cardiac product line to CryoCath and will exclusively license to CryoCath for cardiovascular uses the Company’s proprietary technology associated with the Surgifrost™ system – a cryoablation system designed to treat cardiac arrhythmias. Terms of the Asset Purchase and Technology License Agreement include the payment by CryoCath to the Company of $10 million during 2003. The agreement also calls for the payment by CryoCath to the Company of a nine-year descending royalty stream based on net sales of the Surgifrost system. Attached hereto as Exhibit 99.1 is a copy of the Asset Purchase and Technology License Agreement.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

	99.1*	Asset Purchase and Technology License Agreement, dated April 14, 2002 between Endocare, Inc. and CryoCath Technologies Inc. Certain schedules and exhibits referenced in the Asset Purchase and Technology License Agreement have been omitted. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC

Date: April 29, 2003	By:	/s/	Katherine Greenberg

Katherine Greenberg Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Asset Purchase and Technology License Agreement, dated April 14, 2002 between Endocare, Inc. and CryoCath Technologies Inc. Certain schedules and exhibits referenced in the Asset Purchase and Technology License Agreement have been omitted. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

*Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the “Mark”). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company’s Application Requesting Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934.